United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
October 17, 2005

Fidelity National Financial, Inc.

(Exact name of Registrant as Specified in its Charter)

1-9396
(Commission File Number)

Delaware	86-0498599
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

601 Riverside Avenue
Jacksonville, Florida 32204

(Addresses of Principal Executive Offices)

(904) 854-8100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 17, 2005, Fidelity National Financial, Inc. (the “Company”) entered into a Credit Agreement, dated as of October 17, 2005, with Bank of America, N.A. as Administrative Agent and Swing Line Lender, and the other financial institutions party thereto (the “Credit Agreement”).
The Credit Agreement provides for a $250 million unsecured revolving credit facility maturing on the fifth anniversary of the closing date. Amounts under the revolving credit facility may be borrowed, repaid and reborrowed by the Borrowers from time to time until the maturity of the revolving credit facility. Voluntary prepayment of the revolving credit facility under the Credit Agreement is permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. Revolving loans under the credit facility bear interest at a variable rate based on either (i) the higher of (a) a rate per annum equal to one-half of one percent in excess of the Federal Reserve’s Federal Funds rate, or (b) Bank of America’s “prime rate;” or (ii) a rate per annum equal to the British Bankers Association LIBOR rate plus a margin of between .525%-1.875%, depending on the Company’s then current public debt credit rating from the rating agencies.
The Credit Agreement contains certain affirmative and negative covenants customary for financings of this type, including, among other things, limits on the creation of liens, limits on the incurrence of indebtedness, restrictions on investments, limitations on restricted payments and transactions with affiliates. The Credit Agreement also contains customary financial covenants regarding net worth, fixed charge coverage and total debt to total capitalization. The Credit Agreement includes customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default, the interest rate on all outstanding obligations will be increased and payments of all outstanding loans may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement shall automatically become immediately due and payable, and the lenders’ commitments will automatically terminate.
Some of the lenders under the Credit Agreement have or may have had various relationships with the Company and its affiliates involving the provision of a variety of financial services, including cash management, investment banking, pension fund and equipment financing and leasing services, and the issuance of letters of credit and bank guarantees.
The foregoing does not constitute a complete summary of the terms of the Credit Agreement and is subject and qualified in its entirety by reference to the complete text of the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K.

Item 1.02. Termination of a Material Definitive Agreement

On November 5, 2003, the Company entered into a Credit Agreement (the “Prior Credit Agreement”) with Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the other financial institution party thereto, providing for a $700.0 million, 5-year revolving credit facility due November 4, 2008. The Prior Credit Agreement was terminated on October 17, 2005 and replaced with the Credit Agreement described above.

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Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
10.1	Credit Agreement dated as of October 17, 2005 among Fidelity National Financial, Inc., Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the other financial institutions party thereto.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Financial, Inc.
Date: October 21, 2005	By:	/s/ Alan L. Stinson
Name: Alan L. Stinson Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit	Description
10.1	Credit Agreement dated as of October 17, 2005 among Fidelity National Financial, Inc., Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the other financial institutions party thereto.

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